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                                             Exhibit A

NEES Energy, Inc.
Balance Sheet
As of December 31, 1996
(Unaudited, Subject to Adjustment)


ASSETS
------

  Equity investment in AllEnergy
     Marketing Co., L.L.C.                             $1,716,268

  Current assets:
     Cash                                                 291,519
     Accounts receivable from associated companies          2,033
     Tax benefit receivable                             1,017,000
                                                       ----------
  Total current assets                                  1,310,552
                                                       ----------

  Accumulated deferred income taxes                           300
                                                       ----------

  Total assets                                         $3,027,120
                                                       ==========


LIABILITIES AND PARENT COMPANY'S INVESTMENT
-------------------------------------------

Current liabilities:
  Accounts payable                                      $  18,731
  Accounts payable to associated companies                 11,360

Parent Company's Investment:
  Common stock, par value $1 per share                      1,000
  Subordinated notes payable to parent                  4,505,000
  Accumulated deficit                                  (1,508,971)
                                                      -----------
                                                        2,997,029
                                                      -----------

Total liabilities and parent company's investment      $3,027,120
                                                      ===========